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                                  Exhibit 20




FOR IMMEDIATE RELEASE                   Contact -- Steve Moore
---------------------                              Investor Relations
December 23,1996                                   (214) 978-2696

                HALLIBURTON ACKNOWLEDGES POTENTIAL ACQUISITION
                ----------------------------------------------

    DALLAS, Texas -- Halliburton Company (NYSE: HAL)acknowledges that it is in discussions with OGC International plc, a U.K. company traded on the London Stock Exchange, concerning a possible acquisition by Halliburton of OGC. OGC and Halliburton announced these discussions earlier today in the U.K.

    OGC provides a variety of engineering, operations and maintenance services to the petroleum industry, primarily in the North Sea. In 1995 it had revenues of 233 million U.K. Pounds ($385 million) and pre-tax profit of 14.2 million U.K. Pounds ($23.5 million). For the first six months ended June 30, 1996, OGC had revenues of 91 million U.K. Pounds ($150 million) and pre-tax profit of 2.7 million U.K. Pounds ($4.5 million). As of June 30, 1996, OGC had total shareholders' equity of 37 million U.K. Pounds ($61 million).

    Halliburton Company is one of the world's largest diversified energy services, engineering, maintenance, and construction companies. Halliburton provides a broad range of energy services and products, industrial and marine engineering and construction services.

    A further announcement will be made when appropriate.


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